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                                                                 Exhibit 99.1
                         BERGEN BRUNSWIG CORPORATION
                                 Lisa Riordan
                         Director, Investor Relations
                                (800) 840-5131


            BERGEN BRUNSWIG TERMINATES MERGER AGREEMENT WITH IVAX
ORANGE, CA, March 20, 1997 Bergen Brunswig Corp. today announced that it has terminated its previously announced merger agreement with IVAX Corp. In connection with the termination, Bergen Brunswig intends to file, on Friday , March 21, 1997, a lawsuit against IVAX in the United States District
Court for the Southern District of New York alleging, among other things, various breaches of the merger agreement.

        In making the announcement, Donald R. Roden, president and chief executive officer of Bergen Brunswig, said:" One of Bergen Brunswig's central strategies is to pursue opportunities to manage supply channel costs, creating value for customers and producing a higher return to our shareowners. The success of this strategy is exemplified by our record fiscal 1996 and the promising start to fiscal 1997. Bergen Brunswig is well positioned to continue delivering this strong performance. Notwithstanding the termination of the IVAX agreement, we will continue to pursue our strategy, recognizing the valuable role that generics play."

        Bergen Brunswig Corporation, with national distribution of both pharmaceuticals and medical-surgical supplies, serves its customer base--chain and independent pharmacies, hospitals, HMOs, nursing homes, clinics, and physician groups--with innovative logistics management programs that help them grow efficiently, improve the cost effectiveness of their operations and further support their focus on patient/consumer care.

        Bergen Brunswig news releases are available at no charge through the company's Faxline. To receive a directory of available releases, call (800) 344-7508 and follow the voice-prompt instructions.
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